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                                                                      EXHIBIT 11
                             JOHNSON CONTROLS, INC.
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                      (In millions, except per share data)


                                                 For the Three Months            For the Six Months
                                                 --------------------            ------------------
                                                    Ended March 31,                Ended March 31,
                                                     1996     1995                 1996     1995
                                                 ----------- --------            -------- ---------
PRIMARY EARNINGS PER SHARE

Net Income                                           $36.4    $32.3                $83.4    $73.5

    Preferred dividends, net of tax
      benefit                                         (2.3)    (2.3)                (4.7)    (4.7)
                                                     -----    -----                -----    -----
Earnings available for common
    shareholders                                     $34.1    $30.0                $78.7    $68.8
                                                     -----    -----                -----    -----
Average common shares outstanding
    Common stock                                      41.3     40.8                 41.2     40.8

    Common stock equivalents -
      Assumed exercise of stock options                0.5      0.2                  0.5      0.2
                                                     -----    -----                -----    -----
                                                      41.8     41.0                 41.7     41.0
                                                     -----    -----                -----    -----
Primary earnings per share                           $0.82    $0.73                $1.89    $1.68
                                                     =====    =====                =====    =====

FULLY DILUTED EARNINGS PER SHARE

Net Income                                           $36.4    $32.3                $83.4    $73.5

    After tax compensation expense
      which would arise from the assumed
      conversion of the Series D
      Convertible Preferred Stock                     (1.4)    (1.4)                (2.8)    (2.9)
                                                     -----    -----                -----    -----

Fully diluted earnings                               $35.0    $30.9                $80.6    $70.6
                                                     -----    -----                -----    -----
Average common shares outstanding
    Common stock                                      41.3     40.8                 41.2     40.8

    Conversion of Series D Convertible
      Preferred Stock                                  3.1      3.2                  3.1      3.2

    Common stock equivalents -
      Assumed exercise of stock options                0.6      0.2                  0.6      0.2
                                                     -----    -----                -----    -----
                                                      45.0     44.2                 44.9     44.2
                                                     -----    -----                -----    -----
Fully diluted earnings per share                     $0.78    $0.70                $1.80    $1.60
                                                     =====    =====                =====    =====





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